Exhibit 99.1

NexTier Announces Second Quarter 2020 Financial and Operational Results

HOUSTON, Texas (August 3, 2020) - NexTier Oilfield Solutions Inc. (NYSE: NEX) (“NexTier” or the “Company”) today reported second quarter 2020 financial and operational results.
Second Quarter 2020 Results and Recent Highlights
•Reported revenue of $196.2 million in the second quarter of 2020, compared to $627.6 million in the first quarter of 2020
•Reported net loss of $112.5 million in the second quarter of 2020, compared to net loss of $71.8 million in the first quarter of 2020
•Reported SG&A of $38.0 million in the second quarter of 2020, compared to $56.9 million in the first quarter of 2020. Reported adjusted SG&A(1) of $31.0 million in the second quarter of 2020, reflecting a decrease of 35% compared to $47.9 million in the first quarter of 2020
•Adjusted EBITDA(1) of $1.7 million in the second quarter of 2020, compared to $72.0 million in the first quarter of 2020
•Averaged 11 fully-utilized fracturing fleets in the second quarter of 2020 compared to 27 average fully-utilized fracturing fleets in the first quarter of 2020; deployed a second completion fleet internationally
•Reported revenue of $169.5 million in the second quarter of 2020 when considering only fracturing and bundled wireline, compared to $460.4 million in the first quarter of 2020
•Generated annualized adjusted gross profit per fully-utilized fracturing fleet(1) of $11.4 million in the second quarter of 2020, compared to $13.4 million in the first quarter of 2020
•Advanced digital initiative program, including the successful deployment of NexHub on all deployed U.S. fleets
•Exited the second quarter of 2020 with total liquidity of $430.5 million, including cash of $337.1 million and no term loan maturities through 2025

Management Commentary
“NexTier’s second quarter performance in an extremely challenging market demonstrates we can consistently deliver on our commitments through solid execution,” said Robert Drummond, President and Chief Executive Officer of NexTier. “During the quarter, U.S. producers abruptly halted much of their activity and production in response to economic shutdowns resulting from COVID-19. Our quick and decisive actions around cost control, continued focus on service quality, and the enhanced strength of our overall platform through the deployment of NexHub, our integrated digital technologies including remote monitoring capabilities, are evident in our financial performance. As we continue to navigate the current market environment, our proactive actions to improve service delivery, increase efficiency and reduce costs further differentiate NexTier and enhance its ability to compete in any environment.”
“We delivered adjusted EBITDA decrementals that were meaningfully ahead of our guidance, completion fleet market share at the high-end of our forecast, and increased our cash balance by $23 million,” said Kenny Pucheu, Executive Vice President and Chief Financial Officer. “As the market rapidly changed, we reacted quickly to restructure our organization to be even more lean and nimble, enhancing NexTier’s ability to generate free cash flow and leading returns as the market eventually recovers. Our results and financial health demonstrate that NexTier is a business partner our customers can rely on over the long haul.”

“While future activity remains highly uncertain, we are managing what is within our control, while maintaining an intense focus on NexTier’s market readiness,” continued Mr. Drummond. “Our ability to respond quickly and efficiently in a recovery is led by the capabilities of our world-class team, flexibility of our balance sheet, readiness of our asset base, and the further evolution of our innovation program. With the hard work and commitment of our entire team, we are further evolving NexTier’s position as a leading completions platform.”
Second Quarter 2020 Financial Results
Revenue totaled $196.2 million in the second quarter of 2020, compared to $627.6 million in the first quarter of 2020.
Net loss totaled $112.5 million, or $0.53 per diluted share, in the second quarter of 2020, compared to $71.8 million, or $0.34 per diluted share in the first quarter of 2020. Adjusted net loss(1) totaled $79.4 million, or $0.37 per diluted share, in the second quarter of 2020, compared to Adjusted net loss of $20.1 million, or $0.09 per diluted share, in the first quarter of 2020.
Selling, general and administrative expense (“SG&A”) totaled $38.0 million in the second quarter of 2020, compared to SG&A of $56.9 million in the first quarter of 2020. Adjusted SG&A(1) totaled $31.0 million in the second quarter of 2020, compared to Adjusted SG&A of $47.9 million in the first quarter of 2020.
Adjusted EBITDA totaled $1.7 million in the second quarter of 2020, compared to Adjusted EBITDA of $72.0 million in the first quarter of 2020.
Second Quarter 2020 Management Adjustments
Adjusted EBITDA in the second quarter of 2020 includes management adjustments of approximately $33.1 million consisting primarily of $18.9 million in market-driven severance and restructuring costs incurred as a result of significant declines in crude oil prices resulting from demand destruction from the COVID-19 pandemic and global oversupply, $5.1 million of non-cash stock compensation expense, $14.0 million of merger and integration costs, partially offset by gains of $5.0 million, which includes a net gain associated with the make-whole provision on the Basic notes received as part of the Well Support Services divestiture completed in March 2020.
Completion Services
Revenue in our Completion Services segment totaled $179.0 million in the second quarter of 2020, compared to $512.9 million in the first quarter of 2020. A sharp decrease in utilization, combined with price reductions in all basins, led to a significant decline in revenue in all service lines due to the global oil supply and demand imbalance and the impact of the COVID-19 pandemic. Adjusted Gross Profit totaled $31.7 million in the second quarter of 2020, compared to $97.9 million in the first quarter of 2020. Net loss totaled $46.9 million in the second quarter of 2020, compared to net loss of $13.1 million in the first quarter of 2020.
The Company had an average of 11 fully-utilized fracturing fleets in the second quarter of 2020. When taking only fracturing and bundled wireline into account, annualized Adjusted Gross Profit per fully-utilized fracturing fleet totaled $11.4 million in the second quarter of 2020, compared to $13.4 million in the first quarter of 2020.
Well Construction and Intervention Services
Revenue in our Well Construction and Intervention (“WC&I”) Services segment, totaled $17.3 million in the second quarter of 2020, compared to $56.8 million in the first quarter of 2020. Revenue decreased 70% as a result of a sharp declines in activity in both our Coil Tubing and Cementing services lines, combined with pricing reductions in all basins, resulting from unprecedented declines in market activity. Adjusted Gross Profit totaled $0.8 million in the second quarter of 2020, compared to $8.8 million in the first quarter of 2020. Net loss totaled $6.2 million in the second quarter of 2020, compared to net income of $3.0 million in the first quarter of 2020.
Well Support Services
The Company completed the divestiture of its Well Support Services segment on March 9, 2020. As a result, there was no contribution from this business during the second quarter of 2020, and results for the first quarter of 2020 for this segment reflect operations from January 1, 2020 through the date of sale. Subsequent to this divestiture, the Company's reportable segments are (i) Completion Services and (ii) Well Construction and Intervention Services.
Balance Sheet and Capital
Total debt outstanding as of June 30, 2020 totaled $336.7 million, net of debt discounts and deferred finance costs and excluding lease obligations. As of June 30, 2020, total available liquidity was $430.5 million, comprised of cash and equivalents of $337.1 million, and $93.4 million of available borrowing capacity under our asset-based credit facility.
Total operating cash flow was $61.9 million and cash flow used in investing activities was $36.4 million, resulting in free cash flow of $25.5 million in the second quarter of 2020. Excluding cash used for merger and integration related costs of $13.0 million, and for market related severance and restructuring cash costs of $14.6 million, combined Adjusted free cash flow(1) totaled $53.0 million in the second quarter of 2020.
NexTier continues to expect its 2020 total capital expenditures to be between $100 million and $120 million, subject to market conditions. Capital expenditures in 2020 will be driven by strategic innovation investments and maintenance capital expenditures. Capital expenditures during the first half of 2020 were primarily driven by the delivery of certain strategic innovation investments, with second half of 2020 spending expected to be mainly driven by maintenance.
Integration Update
On October 31, 2019, Keane and C&J completed their business combination and concurrent with closing, Keane, as the parent company, was renamed NexTier. Keane was determined to be the accounting acquirer in the merger, and as a result, the historical financial statements of Keane, prepared under U.S. generally accepted accounting principles (”GAAP”), for the periods prior to the merger are considered to be the historical financial statements of NexTier.

The Company has now fully completed its integration program related to the merger between Keane and C&J. The Company’s targeted run-rate cost synergies of $125 million were achieved in April 2020, and ERP system integration was completed in the second quarter of 2020.

“I commend our team for completing a world-class integration process, including the achievement of increased target cost synergies more than 6 months ahead of original schedule, all while upholding our commitment to customers,” said Mr. Drummond.
Coronavirus Monitoring and Planning
The Company is monitoring the spread and impact of the coronavirus closely, and is implementing measures in accordance with local directives, as well as internal policies, to protect employees and limit business interruption. These measures include restriction on travel and employee contact in certain regions, employee education, enhanced customer and supplier communication, alternative sourcing, and other measures. The Company continues to assess its mitigation plans for further and prolonged impact from the coronavirus. Additional information on the Company’s response to the coronavirus can be found in its periodic reports that are filed with the Securities and Exchange Commission.

Conference Call Information
On August 4, 2020, NexTier will hold a conference call for investors at 7:00 a.m. Central Time (8:00 a.m. Eastern Time) to discuss second quarter 2020 financial and operating results. Hosting the call will be management of NexTier, including Robert Drummond, President and Chief Executive Officer and Kenny Pucheu, Executive Vice President and Chief Financial Officer. The call can be accessed via a live webcast accessible on the IR Event Calendar page in the Investor Relations section of our website at www.nextierofs.com or live over the telephone by dialing (855) 560-2574, or for international callers, (412) 542-4160. A replay will be available shortly after the call and can be accessed by dialing (877) 344-7529, or for international callers, (412) 317-0088. The passcode for the replay is 10146668. The replay will be available until August 11, 2020. An archive of the webcast will be available shortly after the call on our website at www.nextierofs.com for twelve months following the call.
About NexTier Oilfield Solutions
Headquartered in Houston, Texas, NexTier is an industry-leading U.S. land oilfield service company, with a diverse set of well completion and production services across the most active and demanding basins. Our integrated solutions approach delivers efficiency today, and our ongoing commitment to innovation helps our customers better address what is coming next. NexTier is differentiated through four points of distinction, including safety performance, efficiency, partnership and innovation. At NexTier, we believe in living our core values from the basin to the boardroom, and helping customers win by safely unlocking affordable, reliable and plentiful sources of energy.

(1)Non-GAAP Financial Measures. The Company has included in this press release or discussed on the conference call described above certain non-GAAP financial measures, some of which are calculated on segment basis or product line basis. These measurements provide supplemental information which the Company believes is useful to analysts and investors to evaluate its ongoing results of operations, when considered alongside GAAP measures such as net income and operating income.

Non-GAAP financial measures include Adjusted EBITDA, Adjusted Gross Profit, Adjusted Net Income (loss), free cash flow, Adjusted free cash flow, adjusted SG&A, annualized adjusted gross profit per fully-utilized fracturing fleet, and adjusted EBITDA decremental. These non-GAAP financial measures exclude the financial impact of items management does not consider in assessing the Company’s ongoing operating performance, and thereby facilitate review of the Company’s operating performance on a period-to-period basis. Other companies may have different capital structures, and comparability to the Company’s results of operations may be impacted by the effects of acquisition accounting on its depreciation and amortization. As a result of the effects of these factors and factors specific to other companies, the Company believes Adjusted EBITDA, Adjusted Gross Profit, Adjusted SG&A, Adjusted Net Income(loss) and adjusted EBITDA decremental provide helpful information to analysts and investors to facilitate a comparison of its operating performance to that of other companies. The Company believes free cash flow and Adjusted free cash flow is important to investors in that it provides a useful measure to assess management's effectiveness in the areas of profitability and capital management. Annualized Gross Profit per fully-utilized fracturing fleet is used to evaluate the operating performance of the business line for comparable periods, and the Company believes it is important as an indicator of operating performance of our fracturing and bundled wireline product line because it excludes the effects of the capital structure and certain non-cash items from the product line’s operating results. For a reconciliation of these non-GAAP measures, please see the tables at the end of this press release.

Non-GAAP Measure Definitions: Adjusted EBITDA is defined as net income (loss) adjusted to eliminate the impact of interest, income taxes, depreciation and amortization, along with certain items management does not consider in assessing ongoing performance. Adjusted Gross Profit is defined as revenue less cost of services, further adjusted to eliminate items in cost of services that management does not consider in assessing ongoing performance. Adjusted Gross Profit at the segment level is not considered to be a non-GAAP financial measure as it is our segment measure of profit or loss and is required to be disclosed under GAAP pursuant to ASC 280. Adjusted Net Income (Loss) is defined as net income (loss) plus the after-tax amount of merger/transaction-related costs and other non-routine items. Adjusted SG&A is defined as selling, general and administrative expenses adjusted for severance and business divestiture costs, merger/transaction-related costs, and other non-routine items. Free cash flow is defined as the net increase (decrease) in cash and cash equivalents before financing activities, including share repurchase activity. Adjusted free cash flow adjusts free cash flow for certain management adjustments. Annualized Adjusted Gross Profit per fully-utilized fleet, is a non-GAAP measure and is defined as (i) revenue less cost of services attributable to the fracturing and bundled wireline product line, further adjusted to eliminate items in cost of services that management does not consider in assessing ongoing performance for the fracturing and bundled wireline product line, (ii) divided by the fully-utilized fracturing and bundled wireline fleets (average deployed fleets multiplied by fleet utilization) per quarter, and then (iii) multiplied by four. Adjusted EBITDA decremental is calculated by dividing (i) the difference between first quarter Adjusted EBITDA and second quarter Adjusted EBITDA; by (ii) the difference between first quarter Revenue and second quarter Revenue.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties and are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1993, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Where a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. The words “believe,” “continue,” “could,” “expect,” “anticipate,” “intends,” “estimate,” “forecast,” “project,” “should,” “may,” “will,” “would” or the negative thereof and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond the Company’s control. Statements in this press release regarding the Company that are forward-looking, including projections as to the amount and timing of synergies from C&J merger and the Company’s 2020 guidance and outlook information, are based on management’s estimates, assumptions and projections, and are subject to significant uncertainties and other factors, many of which are beyond the Company’s control. These factors and risks include, but are not limited to, (i) the competitive nature of the industry in which the Company conducts its business, including pricing pressures; (ii) the ability to meet rapid demand shifts; (iii) the impact of pipeline capacity constraints and adverse weather conditions in oil or gas producing regions; (iv) the ability to obtain or renew customer contracts and changes in customer requirements in the markets the Company serves; (v) the ability to identify, effect and integrate acquisitions, joint ventures or other transactions; (vi) the ability to protect and enforce intellectual property rights; (vii) the effect of environmental and other governmental regulations on the Company’s operations; (viii) the effect of a loss of, or interruption in operations of, one or more key suppliers, including resulting from product defects, recalls or suspensions; (ix) the variability of crude oil and natural gas commodity prices; (x) the market price and availability of materials or equipment; (xi) the ability to obtain permits, approvals and authorizations from governmental and third parties; (xii) the Company’s ability to employ a sufficient number of skilled and qualified workers to combat the operating hazards inherent in the Company’s industry; (xiii) fluctuations in the market price of the Company’s stock; (xiv) the level of, and obligations associated with, the Company’s indebtedness; (xv) the duration, impact and severity of the COVID-19 pandemic and the evolving response thereto, including the impact of social distancing, shelter-in-place, shutdowns of non-essential businesses and similar measures imposed or undertaken by governments, private businesses or others; and (xvi) other risk factors and additional information. In addition, material risks that could cause actual results to differ from forward-looking statements include: the inherent uncertainty associated with financial or other projections; the effectiveness of the integration of C&J’s businesses into the Company and the ability to continue to achieve the anticipated synergies and value-creation contemplated in connection with the merger. For a more detailed discussion of such risks and other factors, see the Company’s filings with the Securities and Exchange Commission (the “SEC”), including under the heading “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and in our subsequently filed Quarterly Report on Form 10-Q, both available on the SEC website or www.NexTierOFS.com. The Company assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates, to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement.

Investor Contact:
Kenneth Pucheu
Executive Vice President - Chief Financial Officer
investors@nextierofs.com

Marc Silverberg

Managing Director (ICR)
marc.silverberg@icrinc.com

NEXTIER OILFIELD SOLUTIONS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS & COMPREHENSIVE INCOME (LOSS)
(unaudited, amounts in thousands, except per share data)

	Three Months Ended June 30, 2020	Three Months Ended March 31, 2020

Revenue	$196,227	$627,625
Operating costs and expenses:
Cost of services	178,771	512,226
Depreciation and amortization	75,260	85,821
Selling, general and administrative expenses	38,024	56,884
Merger and integration	14,028	12,182
Gain on disposal of assets	(953)	(7,962)
Impairment expense	—	34,327
Total operating costs and expenses	305,130	693,478
Operating income	(108,903)	(65,853)
Other income (expenses):
Other income (expense), net	2,259	416
Interest expense	(5,353)	(6,066)
Total other income (expense)	(3,094)	(5,650)
Loss before income taxes	(111,997)	(71,503)
Income tax benefit (expense)	(491)	(253)
Net loss	(112,488)	(71,756)
Other comprehensive income (loss):
Foreign currency translation adjustments	(354)	1,107
Hedging activities	(2,654)	(2,620)
Total comprehensive loss	$(115,496)	$(73,269)

Net loss per share: basic	$(0.53)	$(0.34)
Net loss per share: diluted	$(0.53)	$(0.34)

Weighted-average shares: basic	213,760	212,842
Weighted-average shares: diluted	213,760	212,842

NEXTIER OILFIELD SOLUTIONS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands)

	June 30,	December 31,
	2020	2019
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$337,147	$255,015
Trade and other accounts receivable, net	86,570	350,765
Inventories, net	43,153	61,641
Assets held for sale	—	141
Prepaid and other current assets	51,342	20,492
Total current assets	518,212	688,054
Operating lease right-of-use assets	47,098	54,503
Finance lease right-of-use assets	2,743	9,511
Property and equipment, net	575,094	709,404
Goodwill	104,198	137,458
Intangible assets	54,881	55,021
Other noncurrent assets	7,360	10,956
Total assets	$1,309,586	$1,664,907
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$37,765	$115,251
Accrued expenses	144,747	234,895
Customer contract liabilities	—	60
Current maturities of operating lease liabilities	19,673	23,473
Current maturities of finance lease liabilities	1,363	4,594
Current maturities of long-term debt	2,303	2,311
Other current liabilities	2,816	5,610
Total current liabilities	208,667	386,194
Long-term operating lease liabilities, less current maturities	32,986	35,123
Long-term finance lease liabilities, less current maturities	1,479	4,844
Long-term debt, net of unamortized deferred financing costs and unamortized debt discount, less current maturities	334,375	335,312
Other non-current liabilities	20,490	16,662
Total non-current liabilities	389,330	391,941
Total liabilities	597,997	778,135
Shareholders’ equity:
Common stock	2,141	2,124
Paid-in capital in excess of par value	981,204	966,762
Retained deficit	(259,102)	(73,333)
Accumulated other comprehensive loss	(12,654)	(8,781)
Total shareholders’ equity	711,589	886,772
Total liabilities and shareholders’ equity	$1,309,586	$1,664,907

NEXTIER OILFIELD SOLUTIONS INC. AND SUBSIDIARIES
ADDITIONAL SELECTED FINANCIAL AND OPERATING DATA
(unaudited, amounts in thousands)

	Three Months Ended
	June 30, 2020	March 31, 2020
Completion Services:
Revenue	$178,977	$512,871
Cost of services	159,149	417,382
Depreciation, amortization, (gain) loss on sale of assets, and impairment	66,746	108,591
Net loss	(46,918)	(13,102)
Adjusted gross profit(1)	$31,655	$97,876

Well Construction and Intervention Services:
Revenue	$17,250	$56,825
Cost of services	19,622	49,253
Depreciation, amortization, (gain) loss on sale of assets, and impairment	3,858	4,561
Net income (loss)	(6,230)	3,011
Adjusted gross profit(1)	$812	$8,784

Well Support Services:
Revenue	$—	$57,929
Cost of services	—	45,591
Depreciation, amortization, (gain) loss on sale of assets, and impairment	—	1,398
Net income	—	10,940
Adjusted gross profit(1)	$—	$12,338

(1)The Company uses adjusted gross profit as its measure of profitability for segment reporting.

NEXTIER OILFIELD SOLUTIONS INC. AND SUBSIDIARIES
ADDITIONAL SELECTED FINANCIAL AND OPERATING DATA
(unaudited, amounts in thousands)

	Three Months Ended
	June 30, 2020	March 31, 2020
Net loss	$(112,488)	$(71,756)
Interest expense, net	5,353	6,066
Income tax benefit	491	253
Depreciation and amortization	75,260	85,821
EBITDA	$(31,384)	$20,384
Plus Management Adjustments:
Acquisition, integration and expansion(1)	14,028	12,759
Non-cash stock compensation(2)	5,141	5,451
Impairment of assets	—	34,327
Market-driven costs(3)	18,925	8,611
Divestiture of business(4)	(3,775)	(8,045)
Other	(1,253)	(1,460)
Adjusted EBITDA	$1,682	$72,027

(1) Represents transaction and integration costs related to the merger.
(2) Represents non-cash amortization of equity awards issued under the Company’s Incentive Award Plan, excluding accelerations associated with market-driven costs or acquisition, integration, and expansion costs.
(3) Represents market-driven severance and restructuring costs incurred as a result of significant declines in crude oil prices resulting from demand destruction from the COVID-19 pandemic and global oversupply.
(4) Represents net gain on the sale of Well Support Services segment and increase fair value of the Basic notes and make-whole derivative received as part of the sale.

	Three Months Ended		Variance
	June 30, 2020	March 31, 2020

Adjusted EBITDA	$1,682	$72,027	$(70,345)
Revenue	$196,227	$627,625	$(431,398)

Adjusted EBITDA decremental(1)			16%

(1) Adjusted EBITDA decremental is calculated by dividing (i) the difference between first quarter Adjusted EBITDA and second quarter Adjusted EBITDA; by (ii) the difference between first quarter Revenue and second quarter Revenue.

Three Months Ended March 31, 2020

NEXTIER OILFIELD SOLUTIONS INC. AND SUBSIDIARIES
ADDITIONAL SELECTED FINANCIAL AND OPERATING DATA
(unaudited, amounts in thousands)

Three Months Ended June 30, 2020
Selling, general and administrative expenses	$38,024
Less Management Adjustments:
Non-cash stock compensation	(5,141)
Market-driven costs	(3,914)
Divestiture of Business	728
Other	1,253
Adjusted selling, general and administrative	$30,950

Three Months Ended March 31, 2020
Selling, general and administrative expenses	$56,884
Less Management Adjustments:
Non-cash stock compensation	(5,451)
Market-driven costs	(5,011)
Other	1,460
Adjusted selling, general and administrative	$47,882

NEXTIER OILFIELD SOLUTIONS INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES
(amounts in thousands)

	Three Months Ended June 30, 2020
	Completion Services	WC&I	Well Support Services	Total
Revenue	$178,977	$17,250	$—	$196,227
Cost of services	159,149	19,622	—	178,771
Gross profit excluding depreciation and amortization	19,828	(2,372)	—	17,456
Management adjustments associated with cost of services	11,827	3,184	—	15,011
Adjusted gross profit	$31,655	$812	$—	$32,467

	Three Months Ended March 31, 2020
	Completion Services	WC&I	Well Support Services	Total
Revenue	$512,871	$56,825	$57,929	$627,625
Cost of services	417,382	49,253	45,591	512,226
Gross profit excluding depreciation and amortization	95,489	7,572	12,338	115,399
Management adjustments associated with cost of services	2,387	1,212	—	3,599
Adjusted gross profit	$97,876	$8,784	$12,338	$118,998

Three Months Ended
June 30, 2020
Frac & Bundled Wireline
Revenue	$169,470
Cost of services	148,326
Gross profit excluding depreciation and amortization	21,144
Management adjustments associated with cost of services	10,260
Adjusted gross profit	$31,404

Average hydraulic fracturing fleets deployed	13
Fully-utilized hydraulic fracturing fleets	11
Annualized adjusted gross profit per fully-utilized fleet	$11,420

Three Months Ended
March 31, 2020
Frac & Bundled Wireline
Revenue	$460,372
Cost of services	371,817
Gross profit excluding depreciation and amortization	88,555
Management adjustments associated with cost of services	2,115
Adjusted gross profit	$90,670

Average hydraulic fracturing fleets deployed	29
Fully-utilized hydraulic fracturing fleets	27
Annualized adjusted gross profit per fully-utilized fleet	$13,433

NEXTIER OILFIELD SOLUTIONS INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES
(unaudited, amounts in thousands)

Three Months Ended

June 30, 2020
Net cash provided by operating activities	$61,927
Cash flows used in investing activities (1)	36,436
Free cash flow generation	25,491
Acquisition, integration and expansion	12,968
Market-driven costs	14,559
Adjusted combined free cash flow generation	$53,018

Three Months Ended

March 31, 2020
Net cash provided by operating activities	$48,487
Cash flows used in investing activities (1)	39,142
Free cash flow generation	9,345
Acquisition, integration and expansion	14,665
Market-driven costs	137
Adjusted combined free cash flow generation	$24,147

(1) Excludes the $53.3 million of proceeds from the WSS Sale.

Three Months Ended
June 30, 2020
Net loss	(112,488)
Plus Management Adjustments:
Acquisition, integration and expansion	14,028
Non-cash stock compensation	5,141
Market-driven costs	18,925
Divestiture of business	(3,775)
Other	(1,253)
Adjusted net loss	$(79,422)

Adjusted net loss per share, basic and diluted	$(0.37)

Weighted-average shares, basic and diluted	213,760

NEXTIER OILFIELD SOLUTIONS INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES
(unaudited, amounts in thousands)

Three Months Ended
March 31, 2020
Net loss	(71,756)
Plus Management Adjustments:
Acquisition, integration and expansion	12,759
Non-cash stock compensation	5,451
Impairment of assets	34,327
Market-driven costs	8,611
Divestiture of business	(8,045)
Other	(1,460)
Adjusted net loss	$(20,113)

Adjusted net loss per share, basic and diluted	$(0.09)

Weighted-average shares, basic and diluted	212,842